EX-99.77J REVALUATN

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the year ended February 28, 2018, the Snow Capital Opportunity Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)  $20,956
Accumulated Net Realized Gain/(Loss)   $(20,956)
Paid-in Capital      $-

The reclassifications have no effect on net assets or net asset value per share.

For the year ended February 28, 2018, the Bright Rock Mid Cap Growth Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)  $21,444
Accumulated Net Realized Gain/(Loss)   $-
Paid-in Capital      $(21,444)

The reclassifications have no effect on net assets or net asset value per share.

For the year ended February 28, 2018, the Snow Capital Small Cap Value Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)  $271,671
Accumulated Net Realized Gain/(Loss)   $-
Paid-in Capital      $(271,671)

The reclassifications have no effect on net assets or net asset value per share.

For the year ended February 28, 2018, the Dearborn Partners Rising Dividend Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)  $(175,995)
Accumulated Net Realized Gain/(Loss)   $237,712
Paid-in Capital      $(61,717)

The reclassifications have no effect on net assets or net asset value per share.

For the year ended February 28, 2018, the Snow Capital Dividend Plus Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed Net Investment Income/(Loss)  $2,541
Accumulated Net Realized Gain/(Loss)   $(2,541)
Paid-in Capital      $-

The reclassifications have no effect on net assets or net asset value per share.